Exhibit I
In the City of Buenos Aires, September 21, 2009
To Mr. Marcelo Isasmendi
Telefónica de Argentina S.A.
Ciudad Autónoma de Buenos Aires, Argentina.
Dear Sir,
     We have the pleasure to address to you to provide you with the information requested by the Comisión Nacional de Valores (Argentine Securities and Exchange Commission) (hereinafter the “CNV”) within the context of the Opinion of Fairness carried out by MBA Lazard Banco de Inversiones S.A. (hereinafter referred to as, “MBA Lazard”) about the reasonableness, from a financial point of view, of the price offered by Telefónica S. A, in its declaration of acquisition of Class B Shares in Telefónica de Argentina S. A, (the “Company”) held by shareholders other than Telefónica S.A. or its affiliates.
1.1) Reference to CNV’s Note: “It should be worth submitting the business plan of the company based on which the values as of December 2009 were estimated.”
The 2009 business plan of the Company follows.
2009 BUSINESS PLAN

Local Business	1,773
Long Distance Business	545
Correspondent Business	77
Internet Business	949
Public Telephony Business	129
SVA Business	342
Interconnection	1,159
Data	292
Information Technology	66
Others	26

TOTAL OPERATIVE INCOME	5,359

Personnel expenses, gross	1,218
Aprovisionamientos	689
Exteriores Services	1,308
Allowance for bad debts	74
Taxes	182
Other operative expenses	(15)
MOA and income contingencies	(30)

TOTAL OPERATIVE EXPENSES	3,426

2009 BUSINESS PLAN

Operative Income	5,359
Operation Expenses (Excl. Mgt. Fee)	(3,426)
Management /Brand Fee	(49)
EBITDA	1,884
Amortizations and Depreciations	(1,180)

EBIT	704
Permanent Investment Results	0
Financial Results and per Holding	(385)
Other Income /(Expenditures)	(167)
Result per Discontinued Operations	0

EBT	153
Income tax	(53)
Net Result	99

1.II) Paragraph 1) Reference to CNV’s Note: “From the submitted information it does not clearly arise the starting point to estimate the current value of Cash Flow.”
The starting point to estimate the current Cash Flow is March 31, 2009.
1.II) Paragraph 3) Reference to CNV’s Note: “It should be worth clarifying the starting point that was taken into consideration to determine the Current Value of the Terminal Value.”
The starting point to determine the Current Value of the Terminal Value is March 31, 2009.
1.II) Paragraph 5) Reference to CNV’s Note: “Should the starting point considered by the Company be the data consolidated as of March 2009, the period taken into account until December 2009 would be irregular because it has only taken into consideration the last nine months of the year. In such case, it would be appropriate that the company explains the methodology implemented to discount the cash flow projections towards the starting point and that it also justifies the reasons for which homogenous periods are not considered at the time of estimating the value of the company based on the consolidated values.”
The election of March 31, 2009 as the starting point to estimate the current value of Cash Flows, including the Terminal Value, necessarily generates a first period (from April 1 to December 31, 2009) of 9 months. Such election reflects the fact that, at the time of the valuation, the most recent financial statements that were available were those corresponding to March 31, 2009. The subsequent periods are regular because they are full years (2010 inclusive, forward).

In order to discount the projections of cash flows as of March 31, 2009, including the Terminal Value, it was used the convention of discounting the cash flows assuming that they occur in the middle of the periods. Therefore, the cash flow that would be generated during 9 months of 2009 was discounted for 4 months and a half. The cash flow that would be generated during 2010 was discounted for 15 months, which arise from summing up two periods: (i) 6 months, to put it in terms of December 31, 2009 (by using the convention that the flows occur in mid-year) plus (ii) 9 months of 2009 to put it in terms of March 31, 2009.
In the specific case of the Terminal Value, such value was discounted for 51 months. This number of months derives from summing up the 9 months of 2000, plus the full years of 2010, 2011, and 2012, plus the 6 months of 2013 (the latter is 8 months for the convention that the flows occur in mid-year).
1.III) Reference to CNV’ s note: “It would be necessary that the company explains in detail the methodology implemented in the determination of the Terminal Value.”
The Terminal Value formula with a growth in perpetuity includes in its formulation the calculation of the cash flow of the year following the last cash flows of the planning horizon (in this case year 2014) by multiplying the cash flow of the last projected year (in this case 2013) by the factor (1 + g). The 2014 cash flow, i.e., the 2013 cash low increased by rate “g” is divided by the factor (WACC — g). This methodology assumes that the 2013 cash flow is standardized and may be used as a basis for the calculation of the perpetuity.
In the case of the projection of the Company, the cash flow projected for 2013 is not standardized and it includes some concepts that cannot be assumed that will occur in perpetuity. Therefore, in order to calculate the Terminal Value, MBA Lazard estimated the 2014 standardized cash flow, that is to say, by excluding particular aspects projected for such year not expected to be repeated perpetually. To that end, it started from the 2013 cash flow, multiplied it by factor (1+g), and standardized the cash flow resulting from 2014; the standardized 2014 Free Cash Flow was then divided by factor (WACG — g). Finally, the present value of the obtained Amount was estimated, discounting it for 4.25 years for the reasons set forth in paragraph iv).
Consequently, the Terminal Value was calculate based on the 2014 Free Cash Flow (US$ 269 MM, i.e., AR$ 1,282 MM divided by the relevant exchange rate) and it was then divided by the factor (WACC - g). The methodology explained in paragraph iv) was used to obtain the Present Value of the Terminal Value.
2) Paragraphs 1 and 2) Reference to CNV’s note: “It would be advisable that MBA submits the information provided by the Estudio Ricardo H. Arriazu & Asociados in support of the informed values corresponding to the Rate of Exchange used.”
The information provided by the Estudio Ricardo H. Arriazu & Asociados in support of the informed values corresponding to the Rate of Exchange used is shown below.

PROJECTIONS ESTUDIO RICARDO H. ARRIAZU &

	2009	2010	2011	2012		2013
Gross Domestic Product (Variation %)	(1.2%)	1.0%	3.5%	3.6	%.	3.0	%.
Retail Inflation (End of period, Variation %)	15.8%	10.1%	6,2%	4.5%		4.8%
Exchange Rate Ar$/US$ (end of period)	4.12	4.46%	4.63	4.68		4.74
Exchange Rate Ar$/US$ (average)	3.92	4.31%	4.55	4.65		4.71

2) Paragraph 3) reference to CNV’s note: “Additionally, the source of the exchange rate as of June 23, 2009 used to determine the value of the company should be indicated, (Page 79).”
The exchange rate as of June 23, 2009 used to determine the value of the company corresponds to the Reference Exchange Rate set by the Central Bank of the Argentine Republic for such date, which may be consulted on the Internet site of such entity.
3) Reference to CNV’s Note: “Regarding paragraph iii) (Page 104) referring to the cash excess, it should be worth clarifying the reason why it only includes the Investment Account without considering the Cash and Banks Account”.
The Cash and Banks Account was not contemplated in the cash excess because it was assumed that it constitutes the operational liquidity that is required by the company to transact businesses, and therefore, is part of the working capital.
5) (sic) Reference to CNV’s Note: “With regard to paragraph v. of Page 105, the accounts considered to determine the net debt would be correct. Notwithstanding the foregoing, it would not have been taken into account what is set forth in the relevant paragraph hereof (incorporation of the cash and banks account) for such reason the net financial debt might be overestimated”.
It was not considered that the net financial debt is overestimated based on the reason set forth in paragraph 3).
6.1) Reference to CNV’s note: “From the companies under consideration, only the statements of the company Singapore Telecommunications Ltd. could not be verified. For such reason, it should be necessary that the company submits the Bloomberg screen to ratify or rectify the information concerning such company”.
The Beta Equity datum corresponding to Singapore Telecommunications Ltd. included in paragraph vi) of the answer to the CNV on August 27, 2009 was incorrect unlike the one corresponding to the Asset Beta of this company. The mistake that is cure in the table below, does not affect any calculation of the valuation because it is confined to one sheet of presentation of assumptions designed solely for responding to the notification mentioned above and is totally unrelated to the valuation model.

The information of Bloomberg corresponding to the Equity Beta for Singapore Telecommunications Ltd. corresponding to June 23, 2009 is shown in the table below.
ASSET BETA

	Equity
Company	Beta	D/E(1)	Asset Beta
Telecom Argentina S.A.	1.07	0.11x	0.99
Telemar Norte Leste S.A.	0.73	0.74x	0.49
Brasil Telecom S.A.	0.82	0.16x	0.75
Embratel Participaciones S.A.	0.54	0.23x	0.47
Telefónica Chile S.A.	0.70	0.47x	0.51
Teléfonos de México S.A.B. de C.V.	0.79	0.50x	0.58
Latin America	0.76	0.35x	0.54
AT&T Inc.	0.88	0.50x	0.68
Verizon Communications Inc.	0.87	0.48x	0.67
BT Group PLC	0.81	1.38x	0.41
Deutsche Telecom AG	0.75	1.14x	0.44
France Telecom S.A.	0.64	0.81x	0.42
Telecom Italia S.p.A.	0.91	2.23x	0.38
Telefónica S.A.	0.86	0.63x	0.61
Singapore Telecommunications Ltd.	0.83	0.13x	0.75
Telstra Corp. Ltd.	0.61	0.44x	0.47

US, Europe, Asia and Australia	0.83	0.63x	0.47

Total Mean	0.81	0.50x	0.51

(1)	Where E is the market capitalization of the company. Data as of June 23, 2009 Source: Bloomberg Financial Services.
6. II) Reference to CNV’s note: “Regarding the determination of Equity Beta, D/E and Asset Beta, the reasons whereby the Median [...] was used are not clear. Accordingly, it should be appropriate that the company justifies the reason for which it applied such estimation methodology.”
The reason for which the median was used to determine the Equity Beta, B/D and Asset Beta lies in that it is less sensitive to extreme values. Measures such as the arithmetic average are lesser representative of the set of Values when there are extreme values.
We hope that this information proves to be sufficient and helpful pursuant to your request.
Very truly yours,
Santiago Alsina
Corporate Finance Director

[Logo of Telefónica]
Telefónica de Argentina S.A.
Buenos Aires, August 28, 2009
To the Comisión Nacional de Valores (Argentine Securities and Exchange Commission)
Reference: File 1109/2009 — Telefónica de Argentina S.A. on Unilateral Declaration of Intention to Acquire Shares
Dear Sirs,
          I hereby address to you in my capacity as attorney-in-fact for Telefónica de Argentina S.A. domiciled at Avenida Ingeniero Huergo 723, ground floor, in the City of Buenos Aires, concerning the matter referred to above.
          In this regard, I hereby annex the answers to the asserted issues and the questions as per your notice dated last August 12.
          Kind regards,
Santiago Barca
General Secretary
Telefónica de Argentina S.A.

MBA LAZARD
In the City of Buenos Aires, August 27, 2009
To
Mr. Marcelo Isasmendi
Telefónica Argentina SA
City of Buenos Aires, Argentina.
Dear Sir,
     We have the pleasure to address to you for the purpose of providing the information requested by the Comisión Nacional de Valores (Argentine Securities and Exchange Commission) (hereinafter the “CNV”) within the context of the Fairness Opinion carried out by MBA Lazard Banco de Inversiones S.A. (hereinafter referred to as, “MBA Lazard”) about the reasonableness, from a financial point of view, of the price offered by Telefónica S. A, in its declaration of acquisition of Class B Shares in Telefónica de Argentina S. A, (the “Company”) held by shareholders other than Telefónica S.A. or its affiliates.
i. Reference to CNV’s Note: “With regard to the reconstruction of the cash flows (see page 79) it would be appropriate to set the grounds for the formation of the data from April-December 2009.”
The 2009 April-December data were calculated as the difference between the value projected for the full year 2009 according to the business plan of the Company and those values recorded in the first quarter of 2009 according to the Consolidated Financial Statements of the Company as of March 31, 2009.
ii. Reference to CNV’s note: “Moreover, all the information supporting the estimation of the exchange rate used in the projections should also be furnished.”
The estimation of the exchange rate used in the projections for fiscal years 2009 to 2012 was carried out by the Estudio Ricardo H. Arriazu & Asociados, an external advisory company in macroeconomic matters that provides services to MBA Lazard. The estimation of the exchange rate for the terminal year was done by MBA Lazard based on the projection made by such firm.
iii. Reference to CNV’s note: “It should be also appropriate to break down the items forming part of the Cash Excess Account.”
The Cash Excess item corresponds to the Investment account of the Consolidated Financial Statements of the Company as of March 31, 2009. It amounts to AR$512 MM and was converted into United States dollars at the reference exchange rate of the Central Bank of the Argentine Republic in force on March 31, 2009 (i.e., AR$3.7135 per US dollar).
iv. Reference to CNV’s Note: “Given that the company does not have long-term debt it is requested to justify the use of a 10% rate for such period with third parties’ capital. Moreover, it should be worth mentioning the Argentine companies with comparable risk profiles and their long term yield curves.”
On the date of the fairness opinion, no long-term debt notes corresponding to Argentine issuers of the Utilities sector of the telecommunications segment were outstanding.
The longest-term issuance was the bond issued by Telecom Argentina maturing in 2014, which on June 23, 2009 had a yield to maturity of 8.87% although its modified duration was only of 3.36 years.
It was only possible to find debt notes of longer terms at the cost of considering utilities companies alien to the telecommunications segment. If issuances of utilities companies alien to the telecommunications segment are taken into consideration, we may find two bond issues maturing in 2017l, one corresponding to Edenor and the other to TGS. On June 23, 2009, yields to maturity of such bonds ranged from 13.66% (TGS 2017) to 14.86% (Edenor 2017), and their modified durations ranged from 4.50 years (Edenor 2017) to 4.89 years (TCS 2017).
Therefore, if we take into account the yields to maturity of the bonds issued under consideration, which correspond to utilities companies, both inside and outside the Telecommunications segment and to short and long term issues, we obtain a value close to 10%. Moreover, the management of the Company stated that such rate is reasonable.

	Yield to	Modify			Outstanding	Local Rating		International Rating
Instrument	Maturity	Duration	Maturity	Currency	Quantity (MM)	S&P	Fitch	S&P	Fitch
Telefónica 2010	6.75%	1.26	08/07/10	USD	$220.1	AA	AA+	B-	B+
Telefónica 2011	7.26%	1.83	08/01/11	USD	$148.2	AA	AA+	B-	B+
Teco Personal 2010	9.60%	1.36	12/22/10	USD	$240.0	B+	AA-	B-	B
Teco 2014	8.87%	3.36	10/15/14	USD	$40.2	AA-	AA-	B-	B+
Teco 2014 EUR	8.04%	3.44	10/15/14	EUR	$202.9	AA-	AA-	B-	B+
TGS 2017	13.66%	4.89	05/14/17	USD	$500.0	A+	N/A	B-	B
Edenor 2017	14.86%	4.50	07/09/17	USD	$220.0	A	N/A	B-	N/A

Average	9.86%

Source: TPCG June 23, 2009

v. Reference to CNV’s note: “Additionally, it is necessary to specify the criterion and/or parameters used to determine the net indebtedness of the company.”
The Net Financial Debt of the Company is the difference between the Financial Debt and the Cash Excess. The Financial Debt was calculated by summing the Banking and Current Financial Debts, Banking and Non-Current Financial Debts and Non Current Sundries Debts of the Consolidated Financial Statements of the Company as of March 31, 2009. The Cash Excess item was calculated based on what has been provided ut supra.
Such values were converted into United States dollars at the reference exchange rate of the Central Bank of the Argentine Republic in force on March 31, 2009 (i.e., AR$3.7135 per US dollar).
vi. Reference to CNV’s note: “With regard to the estimated Asset Beta for the industry, it would be advisable to specify in detail those comparable utilities taken into account to estimate it and the relevant D/E (Debt/Equity) ratio.”
The table below shows a detail of the comparable utilities taken into account for the estimation of the Asset Beta for the industry, including its Equity Beta, D&E ratio (i.e., Debt/Market Capitalization) and Asset Beta.
ASSET BETA

Company	Equity Beta	D/E(1)	Asset Beta
Telecom Argentina S.A.	1.07	0.11x	0.99
Telemar Norte Leste S.A.	0.73	0.74x	0.49
Brasil Telecom S.A.	0.82	0.16x	0.75
Embratel Participaciones S.A.	0.54	0.23x	0.47
Telefónica Chile S.A.	0.70	0.47x	0.51
Teléfonos de México	0.79	0.50x	0.58
Latin America	0.76	0.35x	0.54

AT&T Inc.	0.88	0.50x	0.68

Verizon Communications Inc.	0.87	0.48x	0.67
BT Group PLC	0.81	1.38x	0.41
Deutsche Telecom AG	0.75	1.14x	0.44
France Telecom S.A.	0.64	0.81x	0.42
Telecom Italia S.p.A.	0.91	2.23x	0.38
Telefónica S.A.	0.86	0.63x	0.61
Singapore Telecommunications Ltd.	0.83	0.13x	0.75
Telstra Corp. Ltd.	0.61	0.44x	0.47

US, Europe, Asia and Australia	0.83	0.63x	0.47

Total Median	0.81	0.50x	0.51

(1)	Where E is the market capitalization of the company. Data as of June 23, 2009
Source: Bloomberg Financial Services.

vii. Reference to CNV’s note: “It would be appropriate that MBA reports the criteria used to determine the Target 33% Structure for the Company [Equity/ (Equity+Debt)=75% and Debt/ (Equity+Debt)=25%].
Although the current Debt /(Market Capitalization + Debt) ratio of the Company is 12%, for calculating the discount rate we use a “Target Structure” of 25%, equivalent to the average ratio level for comparable companies of the region and level that the management of the Company deems reasonable.
CAPITAL STRUCTURE FOR LATIN AMERICAN COMPARABLE COMPANIES

Company	D/(D+E)(1)
Telecom Argentina	10.2%
Telemar Norte Leste	42.4%
Brasil Telecom	13.4%
Embratel Participações	18.5%
Telefónica CTC Chile	31.8%
Telmex	33.5%
Sample Average	25.0%

(1)	Where E is market capitalization of the company. Data through June 23, 2009.
Source: Bloomberg Financial Services
We hope that this information proves to be sufficient and helpful pursuant to your request.

Very truly yours,
Gregorio Charnas
Executive Director